Exhibit 99.2

PRESS RELEASE                   Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                                (281) 496-1352

CARRIZO OIL & GAS, INC. ANNOUNCES ACQUISITION OF BARNETT SHALE INTERESTS

HOUSTON, March 3, 2004 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) announced the $8.2 million purchase of wells and leases in the Barnett Shale trend in Denton County, Texas from a private company. These non-operated properties have an average 39 percent working interest. The acquisition includes 21 existing gross wells (6.7 net) and interests in approximately 1,500 net acres, which we expect to provide another twenty-seven gross drillsites.

Current net production from the acquired properties is approximately 1.4 MMCFE/D and net proved reserves are internally estimated at 9.7 BCFE. Probable reserves are internally estimated to be 8.1 BCFE. The effective date of the purchase is March 1, 2004.

"This acquisition in the Barnett Shale `core area' will enhance our existing acreage position and production in Parker and Tarrant counties where we had acquired approximately 5,000 net leasehold acres prior to this acquisition," commented S.P. Johnson, IV, Carrizo's President and Chief Executive Officer. "We will also get immediate experience with horizontal well performance, since two of the existing wells are horizontal and several more are planned. While the Texas and Louisiana onshore Gulf Coast remains our primary area of operations, we feel that adding longer life reserves in the Barnett Shale trend will provide a good balance to our primarily high rate - shorter life reserves."

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions.

Statements in this news release, including but not limited to those relating to acquired assets, their effect and results, drill sites, reserves and planned wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results and dependence on drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment and weather and other risks described in Carrizo's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable reserves", that the SEC's guidelines strictly prohibit us from including in filings with the SEC and which have less certainty than proved reserves. U.S. Investors are urged to consider closely the disclosure in our Form 10-K for the fiscal year ending December 31, 2002 and our subsequent filings with the SEC, File No. 000-22915, available from us at 14701 St. Mary's Lane, Suite 800, Houston, TX 77079. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.